Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cardinal Financial Corporation and subsidiaries:

We consent to incorporation by reference in the registration statement No. 333-106694 on Form S-8 of Cardinal Financial Corporation of our report dated June 11, 2004, relating to the statements of assets available for benefits (modified cash basis) of the Cardinal Financial Corporation 401(k) Plan as of December 31, 2003 and 2002, and the related statement of changes in assets available for benefits (modified cash basis) for the year ended December 31, 2003, which report is included in this annual report on Form 11-K.

McLean, Virginia
June 28, 2004